Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270279

July 23, 2024

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated July 23, 2024

$500,000,000 FLOATING RATE NOTES DUE JULY 15, 2026

$650,000,000 4.750% NOTES DUE JULY 15, 2026

$1,250,000,000 4.800% NOTES DUE JANUARY 15, 2030

$1,500,000,000 4.950% NOTES DUE JANUARY 15, 2032

$2,000,000,000 5.150% NOTES DUE JULY 15, 2034

$1,500,000,000 5.500% NOTES DUE JULY 15, 2044

$2,750,000,000 5.625% NOTES DUE JULY 15, 2054

$1,850,000,000 5.750% NOTES DUE JULY 15, 2064

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A2 / A+ / A

Note Type:	SEC Registered (No. 333-270279)

Trade Date:	July 23, 2024

Settlement Date (T+2)**:	July 25, 2024

Maturity Date:

July 15, 2026 (the “Floating Rate 2026 Notes”)

July 15, 2026 (the “2026 Notes”)

January 15, 2030 (the “2030 Notes”)

January 15, 2032 (the “2032 Notes”)

July 15, 2034 (the “2034 Notes”)

July 15, 2044 (the “2044 Notes”)

July 15, 2054 (the “2054 Notes”)

July 15, 2064 (the “2064 Notes”)

Principal Amount Offered:

$500,000,000 (Floating Rate 2026 Notes)

$650,000,000 (2026 Notes)

$1,250,000,000 (2030 Notes)

$1,500,000,000 (2032 Notes)

$2,000,000,000 (2034 Notes)

$1,500,000,000 (2044 Notes)

$2,750,000,000 (2054 Notes)

$1,850,000,000 (2064 Notes)

Price to Public (Issue Price):

100% of the Principal Amount (Floating Rate 2026 Notes)

99.832% of the Principal Amount (2026 Notes)

99.940% of the Principal Amount (2030 Notes)

99.773% of the Principal Amount (2032 Notes)

99.994% of the Principal Amount (2034 Notes)

99.081% of the Principal Amount (2044 Notes)

99.801% of the Principal Amount (2054 Notes)

99.397% of the Principal Amount (2064 Notes)

Net Proceeds (After Underwriting Discount, Before Expenses) to Issuer:

$499,250,000 (99.850% of the Principal Amount) (Floating Rate 2026 Notes)

$647,933,000 (99.682% of the Principal Amount) (2026 Notes)

$1,244,875,000 (99.590% of the Principal Amount) (2030 Notes)

$1,490,595,000 (99.373% of the Principal Amount) (2032 Notes)

$1,990,880,000 (99.544% of the Principal Amount) (2034 Notes)

$1,476,465,000 (98.431% of the Principal Amount) (2044 Notes)

$2,723,902,500 (99.051% of the Principal Amount) (2054 Notes)

$1,824,044,500 (98.597% of the Principal Amount) (2064 Notes)

Interest Rate:	Compounded SOFR plus 0.500% (Floating Rate 2026 Notes) 4.750% (2026 Notes) 4.800% (2030 Notes) 4.950% (2032 Notes) 5.150% (2034 Notes) 5.500% (2044 Notes) 5.625% (2054 Notes) 5.750% (2064 Notes)

Interest Payment Dates:

January 15, April 15, July 15 and October 15, commencing October 15, 2024 (Floating Rate 2026 Notes)

January 15 and July 15, commencing January 15, 2025 (2026 Notes)

January 15 and July 15, commencing January 15, 2025 (2030 Notes)

January 15 and July 15, commencing January 15, 2025 (2032 Notes)

January 15 and July 15, commencing January 15, 2025 (2034 Notes)

January 15 and July 15, commencing January 15, 2025 (2044 Notes)

January 15 and July 15, commencing January 15, 2025 (2054 Notes)

January 15 and July 15, commencing January 15, 2025 (2064 Notes)

Regular Record Dates:

The 15th calendar day (whether or not a business day) immediately preceding the applicable interest payment date (Floating Rate 2026 Notes)

January 1 and July 1 (2026 Notes)

January 1 and July 1 (2030 Notes)

January 1 and July 1 (2032 Notes)

January 1 and July 1 (2034 Notes)

January 1 and July 1 (2044 Notes)

January 1 and July 1 (2054 Notes)

January 1 and July 1 (2064 Notes)

Benchmark Treasury:

N/A (Floating Rate 2026 Notes)

T 4.625% due June 30, 2026 (2026 Notes)

T 4.250% due June 30, 2029 (2030 Notes)

T 4.250% due June 30, 2031 (2032 Notes)

T 4.375% due May 15, 2034 (2034 Notes)

T 4.625% due May 15, 2044 (2044 Notes)

T 4.250% due February 15, 2054 (2054 Notes)

T 4.250% due February 15, 2054 (2064 Notes)

Benchmark Treasury Price / Yield:

N/A (Floating Rate 2026 Notes)

100-07 3⁄4 / 4.491% (2026 Notes)

100-12 1⁄4 / 4.163% (2030 Notes)

100-12 / 4.187% (2032 Notes)

100-31+ / 4.251% (2034 Notes)

100-19+ / 4.577% (2044 Notes)

96-03+ / 4.489% (2054 Notes)

96-03+ / 4.489% (2064 Notes)

Spread to Benchmark Treasury:

N/A (Floating Rate 2026 Notes)

+ 35 basis points (2026 Notes)

+ 65 basis points (2030 Notes)

+ 80 basis points (2032 Notes)

+ 90 basis points (2034 Notes)

+ 100 basis points (2044 Notes)

+ 115 basis points (2054 Notes)

+ 130 basis points (2064 Notes)

Re-offer Yield:	N/A (Floating Rate 2026 Notes) 4.841% (2026 Notes) 4.813% (2030 Notes) 4.987% (2032 Notes) 5.151% (2034 Notes) 5.577% (2044 Notes) 5.639% (2054 Notes) 5.789% (2064 Notes)

Optional Redemption Provisions:

The Floating Rate 2026 Notes will not be redeemable prior to maturity.

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2026 Notes).

Prior to December 15, 2029 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points; par call on or after December 15, 2029 (2030 Notes).

Prior to November 15, 2031 (two months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after November 15, 2031 (2032 Notes).

Prior to April 15, 2034 (three months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after April 15, 2034 (2034 Notes).

Prior to January 15, 2044 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after January 15, 2044 (2044 Notes).

Prior to January 15, 2054 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after January 15, 2054 (2054 Notes).

Prior to January 15, 2064 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after January 15, 2064 (2064 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	Fixed Rate Notes: 30/360 Floating Rate 2026 Notes: Actual/360

CUSIP / ISIN:

91324P FE7 / US91324PFE79 (Floating Rate 2026 Notes)

91324P FF4 / US91324PFF45 (2026 Notes)

91324P FG2 / US91324PFG28 (2030 Notes)

91324P FH0 / US91324PFH01 (2032 Notes)

91324P FJ6 / US91324PFJ66 (2034 Notes)

91324P FK3 / US91324PFK30 (2044 Notes)

91324P FL1 / US91324PFL13 (2054 Notes)

91324P FM9 / US91324PFM95 (2064 Notes)

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Santander US Capital Markets LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

Co-Managers:	Bancroft Capital, LLC Drexel Hamilton, LLC Fifth Third Securities, Inc. Huntington Securities, Inc. Loop Capital Markets LLC Regions Securities LLC R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.
**

We expect that delivery of the Notes will be made against payment therefor on or about July 25, 2024, which will be the second business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, RBC Capital Markets, LLC toll-free at (866) 375-6829 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

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